Exhibit 99.1

NEWS RELEASE

PARSLEY ENERGY ANNOUNCES FOURTH QUARTER 2015

FINANCIAL AND OPERATING RESULTS AND 2016 CAPITAL PROGRAM

AUSTIN, Texas, February 24, 2016 – Parsley Energy, Inc. (NYSE: PE) (“Parsley,” “Parsley Energy,” or the “Company”) today announced financial and operating results for the quarter ended December 31, 2015 and also introduced its 2016 capital program. The Company has posted to its website a presentation that supplements the information in this release.

Fourth Quarter 2015 Highlights

•	Net production averaged 25.2 MBoe/d, up 17% versus 3Q15 and 38% year-over-year. Oil volumes increased 27% quarter-over-quarter and 52% year-over-year, representing 63% of total production in 4Q15.

•	Full-year 2015 production increased 55% over full-year 2014 to 22.0 MBoe/d, with growth through drilling accounting for substantially all of the increase. Oil volumes increased 69% in 2015 relative to 2014.

•	Parsley expects to generate production growth of approximately 35-50% in 2016 versus 2015, with oil volumes up approximately 50-70% over the same period.

•	Parsley intends to spend $380 million to $430 million on development activities in 2016—flat at the midpoint relative to 2015 capital expenditures—while completing 60 to 70 gross horizontal wells—35% more completions at the midpoint than in 2015.

•	The Company’s first operated horizontal well in the Southern Delaware Basin, the Trees State 16-1H, posted an exceptional 30-day initial production (“IP”) rate of 1,151 Boe/d on a 4,562’ lateral, equal to 252 Boe/d per thousand completed feet, tied for Parsley’s second-highest scaled 30-day peak rate. The non-operated Cilantro 2524-C31H, drilled onto the northwest corner of Parsley’s Southern Delaware acreage position, also generated a robust 30-day IP rate of 1,501 Boe/d on an 8,279’ lateral, or 181 Boe/d per thousand completed feet. Both wells targeted the upper Wolfcamp formation.

•	Parsley’s first Lower Spraberry well, the Skaggs 8-2808H, posted a solid 30-day IP rate of 585 Boe/d on a 5,049’ completed lateral, translating to 116 Boe/d per thousand completed feet.

•	Lease operating expense (“LOE”) per Boe decreased 27% versus 3Q15 to $5.57.

•	Cash general & administrative (“G&A”) expense per Boe decreased 36% versus 3Q15 to $4.41.

•	Parsley entered 2016 with a strong balance sheet; as of December 31, 2015, pro forma for the acquisition announced in December and that closed in January, the Company had $195 million of cash on hand, $770 million of liquidity, and a net debt to annualized adjusted EBITDAX ratio of 1.5x.

•	Based on the midpoint of Parsley’s 2016 production guidance range, the Company’s hedge position covers all anticipated oil volumes to be produced during 2016, and the Company has also established a significant hedge position in 2017.

“The fourth quarter was a strong conclusion to a banner year for Parsley Energy,” said Bryan Sheffield, Parsley’s President and CEO. “Our Midland Basin Wolfcamp development program continues to shine and initial well results on our Southern Delaware acreage are very encouraging, as well. We entered 2016 with significant production momentum, having increased oil volumes by 27% in a single quarter and, as expected, recently produced at a 30 MBoe/d rate. Our 2016 capital plan enables us to sustain this momentum, generating roughly 60% oil growth on flat year-over-year spending while maintaining a strong financial position. Substantial declines in completed well costs and operating expenses support healthy well economics in a challenging commodity price environment, positioning Parsley Energy to deliver differentiated full-cycle returns.”

Operational Highlights

Operating four horizontal rigs throughout the fourth quarter, Parsley spud 15 wells, completed 18 wells, and turned 12 wells to sales, bringing full-year totals to 52, 48, and 46 gross operated wells, respectively.

The Company’s first operated horizontal well in the Southern Delaware Basin, the Trees State 16-1H, posted an exceptional 30-day IP rate of 1,151 Boe/d (81% oil) on a 4,562’ lateral, equal to 252 Boe/d per thousand completed feet, tied for Parsley’s second-highest scaled 30-day IP rate. The non-operated Cilantro 2524-C31H, drilled onto the northwest corner of Parsley’s Southern Delaware acreage position, also generated a robust 30-day IP rate of 1,501 Boe/d on an 8,279’ lateral, or 181 Boe/d per thousand completed feet. Both wells targeted the upper Wolfcamp formation. In light of these very promising results, the Company plans to allocate additional capital to Southern Delaware horizontal development, targeting a handful of horizontal wells in 2016.

Parsley’s first Lower Spraberry well, the Skaggs 8-2808H, posted a solid 30-day IP rate of 585 Boe/d on a 5,049’ completed lateral, translating to 116 Boe/d per thousand completed feet. A relatively flat decline profile to date—consistent with offset well results—points to strong estimated ultimate recovery (EUR) potential on this and subsequent Lower Spraberry wells, supported by anticipated productivity enhancements associated with refinements to completion and lift designs and the target interval.

Parsley has been pleased with results from its first several pad projects, with especially encouraging productivity from staggered Wolfcamp A and Wolfcamp B wells, including a two-well pad on the Company’s Robbie lease in north Upton County. The Robbie 17-8-4403H, highlighted last quarter for its 24-hour IP of more than 550 Boe per day per thousand completed feet, went on to establish a company-record 30-day IP rate of 260 Boe per day per thousand completed feet. While the Robbie 17-8-4403H targeted the Wolfcamp B formation, the Robbie 17-8-4204H has been Parsley’s strongest Wolfcamp A well to date, generating almost 30,000 barrels of oil during its peak 30-day period. Given results like these, the Company expects pad projects to comprise roughly three-fourths of wells drilled in 2016. The transition to pad wells has amplified the downtrend in drilling and completion costs, with current completed well costs centered around $5.5 million for a 7,000’ lateral.

Among the wells that achieved 30-day peak production periods since the Company’s last quarterly update, the Bast 34-39-4412HA, a Wolfcamp B well located in Reagan County where Parsley’s recent bolt-on activity has been focused, produced more than 43,000 barrels of oil during its peak-30 day period—a new Company record for 30-day cumulative production.

Parsley’s Wolfcamp A and Wolfcamp B wells with longer production histories continue to show encouraging decline rates, supporting cumulative production profiles that in aggregate track above those implied by the Company’s 1 MMBoe EUR Wolfcamp A/B type curve, which corresponds to a 7,000’ completed lateral. Wolfcamp wells with 180 and 360 days of production are outperforming the type curve by 4% and 11%, respectively.

Financial Highlights

During the fourth quarter of 2015, adjusted earnings before interest, income taxes, depreciation, depletion, amortization, and exploration expense (“adjusted EBITDAX”) was $58.2 million, up 25% compared to the third quarter of 2015. Adjusted EBITDAX and adjusted net loss are financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see the supplemental financial information at the end of this news release for a reconciliation of the non-GAAP financial measures of adjusted net income (loss) and adjusted EBITDAX to GAAP financial measures.

The Company recorded a net loss of $15.2 million, or $0.14 per weighted average share in 4Q15. Excluding non-recurring items on a tax-adjusted basis, Parsley reported an adjusted net loss for the fourth quarter of 2015 of $3.5 million, or $0.02 per diluted share.

The Company continued to drive unit costs lower in 4Q15. LOE per Boe of $5.57 decreased 27% versus 3Q15, while cash G&A per Boe decreased 36% versus 3Q15 to $4.41. Depreciation, depletion, and amortization expense per Boe was $21.74 in the fourth quarter.

Parsley reported sharply lower development expenditures in 4Q15, down 30% versus 3Q15 to $84 million despite higher completion activity in the fourth quarter. Reported capital expenditures include $7 million associated with non-operated development activity.

Liquidity Update

Parsley entered 2016 with a strong balance sheet. As of December 31, 2015 pro forma for the acquisition announced in December and that closed in January, the Company had approximately $770 million of liquidity—consisting of $195 million of cash on hand and an undrawn amount of $575 million on the Company’s revolver—and a net debt to annualized EBITDAX ratio of 1.5x.

Hedging Update

Parsley maintains an active hedging program to reduce the variability of its anticipated cash flows arising from fluctuations in commodity prices. Based on the midpoint of Parsley’s 2016 production guidance range, the Company’s hedge position covers all anticipated oil volumes to be produced during 2016, and the Company has also established a significant hedge position in 2017. For details on Parsley’s hedging position, please see the investor presentation on the Company’s website and/or the Company’s Annual Report on Form 10-K, upon availability, for the period ended December 31, 2015.

Full-year 2016 Guidance

Parsley expects that its currently contemplated 2016 capital program will enable the Company to sustain a healthy growth trajectory while enhancing operating margins and maintaining a strong financial profile.

The Company plans to complete 60-70 gross operated horizontal wells in 2016—35% more wells at the midpoint than the Company completed in 2015—with average lateral lengths up from approximately 6,400 feet in 2015 to approximately 7,000 feet in 2016. Anticipated capital spending of $380-$430 million in 2016 is flat at the midpoint relative to 2015 capex.

Parsley expects to average 30.0-33.0 MBoe/d in 2016, representing 43% production growth at the midpoint relative to 2015 average daily production. The Company expects to grow oil volumes approximately 50-70% in 2016 versus 2015.

Unit cost guidance for 2016 represents significant cost reductions relative to 2015 averages. Anticipated LOE per Boe of $5.50-$6.50 and cash G&A per BOE of $4.75-$5.75 represent 23% and 11% reductions, respectively, relative to 2015 averages at the midpoints of the guidance ranges.

	2015 Actual	2016 Guidance
Production
Production (MBoe/d)	22.0	30.0-33.0
% Oil	60%	65%-70%

Capital Program
Drilling and completion ($MM)	$351	$330-$370
Infrastructure and other ($MM)	$50	$50-$60
Total development expenditures ($MM)	$401	$380-$430

Activity
Gross operated horizontal completions	48	60-70
Midland Basin	47	57-65
Delaware Basin	1	3-5
Average Lateral Length	6,432’	~7,000’
Gross vertical completions	22	3-6
Average Working Interest	89%	85%-95%

Unit Costs
Lease operating expenses ($/Boe)	$7.83	$5.50-$6.50
Cash general and administrative expenses ($/Boe)	$5.87	$4.75-$5.75
Production and ad valorem taxes (as a % of revenue)	6.7%	6.5%-7.5%

Reserves

Parsley’s proved reserves as of December 31, 2015, as prepared by Netherland, Sewell & Associates (“NSAI”), were 123.8 MMBoe and consist of 73.9 million barrels of oil, 157.2 billion cubic feet of natural gas, and 23.7 million barrels of natural gas liquids.

Proved Reserve Highlights

•	Proved reserves increased 36% to 123.8 MMBoe, while proved developed reserves increased 13% to 51.5 MMBoe from year-end 2014 reserves.

•	Total reserves increased by 32.9 MMBoe, replacing 411% of 2015 production volumes of 8.0 MMBoe; of these reserve additions, 30.5 MMBoe represent growth achieved through Parsley’s drilling activities.

•	Proved developed reserves at year-end 2015 represent 42% of total proved reserves.

•	The Company voluntarily removed 11.7 MMBoe of economic reserves associated with potential vertical well activity over the next five years.

•	Pricing revisions account for 13.1 MMBoe of 15.6 MMBoe total revisions to proved reserve estimates.

Changes in reserves for the year ended December 31, 2015 are summarized in the table below:

(MMBoe)
Balance, December 31, 2014	90.9
Extensions and Discoveries	56.6
Acquisitions	2.4
Divestitures	(2.4)
Revisions	(15.6)
Production	(8.0)

Balance, December 31, 2015	123.8

Parsley’s estimated proved reserves are prepared by NSAI, the Company’s independent reserve engineer, as of December 31, 2015. The estimates have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities – Oil and Gas. Prices used are based on 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2015. For oil and NGL volumes, the average West Texas Intermediate posted price of $46.79 per barrel is adjusted for quality, transportation fees, and a market differentials. For gas volumes, the average Waha spot price of $2.501 per MMBTU is adjusted for energy content, transportation fees, and a market differentials. The average adjusted product prices of $46.54 per barrel of oil, $16.42 per barrel of NGL, and $2.531 per MCF of gas are held constant throughout the lives of the properties. The estimate of the Company’s net reserves and future net revenue as of December 31, 2015 are summarized in the table below:

	Net Reserves			Future Net Revenue ($M)
	Oil (MBbls)	NGL (MBbls)	Gas (MMcf)	Total	PV-10 ($M)
PDP	27,628	10,890	77,612	817,324	491,921
PUD	46,249	12,848	79,563	1,045,017	205,390

Total Proved	73,877	23,738	157,175	1,862,341	697,311

The following table provides a reconciliation of PV-10 to the GAAP financial measure of Standardized Measure as of December 31, 2015:

As of December 31, 2015
(in millions)
PV-10 of proved reserves	$697.3
Present value of future income tax discounted at 10%	(99.5)

Standardized Measure	$597.8

Conference Call Information

Parsley Energy will host a conference call and webcast to discuss its results for the fourth quarter of 2015 on Thursday, February 25 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants should call 877-709-8150 (United States/Canada) or 201-689-8354 (International) 10 minutes before the scheduled time and request the Parsley Energy conference call. A telephone replay will be available shortly after the call through March 3 by dialing 877-660-6853 (United States/Canada) or 201-612-7415 (International). Conference ID: 13628986. A live broadcast will also be available on the internet at www.parsleyenergy.com under the “Investor Relations” section of the website. The Company has also posted to its website a presentation that supplements the information in this release.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Forward Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in our filings with the SEC, including our Annual Report on Form 10-K. The risk factors and other factors noted in our SEC filings could cause our actual results to differ materially from those contained in any forward-looking statement.

Contact Information

Brad Smith, Ph.D., CFA

Vice President, Corporate Strategy and Investor Relations

or

Stephanie Reed

Investor Relations Manager

ir@parsleyenergy.com

(512) 505-5199

- Tables to Follow -

Parsley Energy, Inc.

Selected Operating Data

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014

Net production volumes:
Oil (MBbls)	1,462	961	4,807	2,839
Natural gas (MMcf)	2,711	2,148	10,339	7,245
NGLs (MBbls)	405	358	1,500	1,140

Total (Mboe)(1)	2,319	1,677	8,031	5,186

Average net daily production (Boe/d)	25,207	18,228	22,003	14,207

Average sales prices(2):
Oil, without realized derivatives (per Bbl)	$39.00	$64.15	$44.89	$81.91
Oil, with realized derivatives (per Bbl)	51.30	67.29	56.60	81.33
Natural gas, without realized derivatives (per Mcf)	2.17	3.53	2.57	4.23
Natural gas, with realized derivatives (per Mcf)	2.25	3.82	2.72	4.32
NGLs (per Bbl)	14.48	24.80	15.79	33.83

Total, without realized derivatives (per Boe)	$29.65	$46.57	$33.13	$58.19
Total, with realized derivatives (per Boe)	$37.50	$48.75	$40.33	$58.00

Average costs (per Boe):
Lease operating expenses	$5.57	$6.49	$7.83	$7.34
Production and ad valorem taxes	$1.90	$2.93	$2.22	$3.65
Depreciation, depletion and amortization	$21.74	$20.92	$22.20	$18.18
General and administrative expenses (including stock based compensation)	$5.39	$6.48	$6.89	$16.96	(3)
General and administrative expenses (cash based)	$4.41	$5.88	$5.87	$6.68

(1)	One Boe is equal to six Mcf of natural gas or on Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.
(2)	Average prices shown in the table include transportation and gathering costs and reflect prices both before and after the effects of our realized commodity hedging transactions. Our calculation of such effects includes both realized gains and losses on cash settlements for commodity derivative transactions and premiums paid or received on options that settled during the period.
(3)	General and administrative expenses per Boe for the year ended December 31, 2014 includes a one-time incentive unit expense related to the Company’s corporate reorganization.

Parsley Energy, Inc.

Consolidated and Combined Statement of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended		For the year ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues
Oil sales	$57,019	$61,646	$215,795	$232,554
Natural gas sales	5,870	7,575	26,582	30,642
Natural gas liquids sales	5,863	8,885	23,680	38,561

Total revenues	68,752	78,106	266,057	301,757
Operating expenses
Lease operating expenses	12,920	10,878	62,913	38,071
Production and ad valorem taxes	4,403	4,915	17,800	18,941
Depreciation, depletion and amortization	50,408	35,089	178,281	94,297
General and administrative expenses (including stock based compensation)	12,508	10,859	55,294	87,949
Exploration costs	5,307	3,136	13,865	3,136
Impairment	950	—	950	—
Acquisition costs	—	3	—	2,527
Accretion of asset retirement obligations	169	158	826	512
Rig termination costs	—	765	8,970	765
Other operating expenses	1,440	—	1,696	—

Total operating expenses	88,105	65,803	340,595	246,198

Operating (loss) income	(19,353)	12,303	(74,538)	55,559

Other income (expense)
Interest expense, net	(11,248)	(11,776)	(45,581)	(39,624)
Loss on sale of property	(36,705)	(2,097)	(34,374)	(2,097)
Prepayment premium on extinguishment of debt	—	—	—	(5,107)
Derivative income	37,119	92,120	60,818	83,858
Other income (expense)	(4,371)	176	(3,111)	601

Total other income, net	(15,205)	78,423	(22,248)	37,631

(Loss) income before income taxes	(34,558)	90,726	(96,786)	93,190
Income tax benefit (expense)	8,622	(24,757)	23,755	(36,468)

Net (loss) income	(25,936)	65,969	(73,031)	56,722

Less: Net loss (income) attributable to noncontrolling interest	10,696	(22,749)	22,547	(33,293)

Net (loss) income attributable to Parsley Energy Inc. stockholders	$(15,240)	$43,220	$(50,484)	$23,429

Net (loss) income per common share:
Basic	($0.12)	$0.46	($0.45)	$0.65
Diluted	($0.14)	$0.46	($0.45)	$0.65
Weighted average common shares outstanding:
Basic	125,437	93,168	111,271	93,168
Diluted	157,582	125,416	111,271	93,271

*	Certain reclassifications and adjustments to prior period amounts have been made to conform with current presentation.

Parsley Energy, Inc.

Condensed Consolidated and Combined Balance Sheets

(in thousands)

	December 31,	December 31,
	2015	2014

Cash and cash equivalents	$343,084	$50,550
Other current assets	145,242	153,611

Total current assets	$488,326	$204,161

Total property, plant and equipment, net	1,985,753	1,760,862
Total noncurrent assets	40,113	86,056

Total Assets	$2,514,192	$2,051,079

Total current liabilities	$228,497	$220,865
Long-term debt	555,924	676,845
Other noncurrent liabilities	143,130	160,880

Total noncurrent liabilities	$699,054	$837,725

Total liabilities	927,551	1,058,590
Total equity	1,586,641	992,489

Total Liabilities and Shareholders’ Equity	$2,514,192	$2,051,079

Parsley Energy, Inc.

Condensed Consolidated and Combined Statements of Cash Flows

(in thousands)

	For the year ended
	December 31,
	2015	2014

Cash flows from operating activities
Net (loss) income	$(73,031)	$56,722
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	247,215	106,738
Changes in operating assets and liabilities	(1,894)	21,523

Net cash provided by operating activities	$172,290	$184,983

Net cash used in investing activities	(427,165)	(1,247,677)

Financing activities:
Net (repayments) proceeds from long-term debt	(121,932)	232,827
Issuance of common stock	669,418	867,750
Other	(77)	(6,726)

Net cash provided by financing activities	$547,409	$1,093,851

Net increase in cash and cash equivalents	292,534	31,157
Cash and cash equivalents, beginning of year	50,550	19,393

Cash and cash equivalents, end of year	$343,084	$50,550

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is not a measure of net income as determined by GAAP. Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated and combined financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net (loss) income before depreciation, depletion and amortization, exploration costs, impairment, inventory write down, acquisition costs, (gain) loss on sales of oil and natural gas properties, asset retirement obligation accretion expense, stock-based compensation, net interest expense, income tax (benefit) expense, rig terminations, prepayment premium on extinguishment of debt, derivative (income) loss, net settlements on derivative instruments, and net premium realizations on options that settled during the period.

Management believes Adjusted EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measure of other companies. We believe that Adjusted EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

The following table presents a reconciliation of Adjusted EBITDAX to the GAAP financial measure of net income for each of the periods indicated.

Parsley Energy, Inc.

Adjusted EBITDAX

(Unaudited, in thousands)

	For the three months ended		For the year ended
	December 31,		December 31,
	2015	2014	2015	2014

Adjusted EBITDAX reconciliation to net income:
Net (loss) income attributable to Parsley Energy Inc. stockholders	$(15,240)	$43,220	$(50,484)	$23,429
Net (loss) income attributable to noncontrolling interests	(10,696)	22,749	(22,547)	33,293
Depreciation, depletion and amortization	50,408	35,089	178,281	94,297
Exploration costs	5,307	3,136	13,865	3,136
Impairment	950	—	950	—
Inventory write down	4,147	—	4,147	—
Acquisition costs	—	3	—	2,527
Loss on sale of property	36,705	2,097	34,374	2,097
Accretion of asset retirement obligations	169	158	826	512
Stock based compensation	2,278	1,005	8,133	53,297
Interest expense, net	11,248	11,776	45,581	39,624
Income tax (benefit) expense	(8,622)	24,757	(23,755)	36,468
Rig termination costs	—	765	8,970	765
Prepayment premium on extinguishment of debt	—	—	—	5,107
Derivative income	(37,119)	(92,120)	(60,818)	(83,858)
Net settlements on derivative instruments	14,402	2,518	46,456	3,311
Net premium realization on options that settled during the period	4,276	(2,308)	11,406	(6,928)

Adjusted EBITDAX	$58,213	$52,845	$195,385	$207,077

*	Certain reclassifications to prior period amounts have been made to conform with current presentation.

Adjusted Net Income (Loss)

Adjusted net income (loss) is a performance measure used by management to evaluate financial performance, prior to non-cash gains or losses on derivatives, net cash received for derivative settlements, net premiums received on options that settled during the period, (gain) loss on sale of property, exploration costs, impairment, inventory write down, and rig termination costs while adjusting for noncontrolling interest and the associated changes in estimated income tax. It should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. The following table presents a reconciliation of the non-GAAP financial measure of adjusted net income (loss) to the GAAP financial measure of net income (loss).

Parsley Energy, Inc.

Adjusted Net Loss and Loss Per Share

(Unaudited, in thousands, except per share data)

	Three months ended	Year ended
	December 31, 2015	December 31, 2015
Net (loss) attributable to Parsley Energy Inc. stockholders	$(15,240)	$(50,484)
Derivative gain	(37,119)	(60,818)
Net settlements on derivative instruments	14,402	46,456
Net premium realization on options that settled during the period	4,276	11,406
Loss on sale of property	36,705	34,374
Exploration costs	5,307	13,865
Impairment	950	950
Inventory write down	4,147	4,147
Rig termination costs	—	8,970
Noncontrolling interest	(10,578)	(21,870)
Change in estimated income tax	(6,353)	(12,485)

Adjusted net (loss)	$(3,503)	$(25,489)

Weighted average diluted shares outstanding	157,977	143,416

Adjusted net (loss) per diluted share	$(0.02)	$(0.18)

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